NAZARETH NATIONAL BANK

                    DIRECTORS' DEFERRED COMPENSATION PLAN #2




















October 1, 1985



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                                TABLE OF CONTENTS


                                                                          Page

1. Definitions                                                              1

2. Participant Compensation Deferral                                        4

     2.1   Eligibility                                                      4

     2.2   Participation                                                    4

     2.3   Form of Deferral; Deferral Amounts                               5

     2.4   Election to Defer Irrevocable                                    5

3. Benefits                                                                 6

     3.1    Termination Benefits                                            6

     3.2    Survivorship Benefits                                           8

     3.3    Recipients of Payments: Designation of Beneficiary              8

4.       Administration and Interpretation of the Plan                     10

5. Claims Procedure                                                        11

6. Review Procedure                                                        11

7. Funding                                                                 12

8. Assignment of Benefits                                                  12

9. Directorship Not Guaranteed by Plan                                     13

10. Taxes                                                                  13

11. Amendment and Termination                                              13

12. Misrepresentations                                                     13

13. Tax Consequences                                                       14

14. Miscellaneous                                                          14




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                             NAZARETH NATIONAL BANK
                             ----------------------

                      DIRECTORS' DEFERRED COMPENSATION PLAN


         NAZARETH NATIONAL BANK a banking organization organized and existing under the laws of the United States (the "Bank") hereby establishes this Directors Deferred Compensation Plan (the "Plan"), effective as of October 1, 1985 ("effective date"), for the purpose of promoting in the members of its Board of Directors the strongest interest in the successful operation of the Bank and to provide benefits upon termination of service for any reason, including death or disability.

1. Definitions.

          A. Actual Deferrals - "Actual Deferrals" shall mean all amounts which have been subtracted from the Participant's Compensation pursuant to Section 2.2a, below.

          B. Administrative Committee - "Administrative Committee" shall mean the committee appointed pursuant to Section 4 of the Plan.

          C. Age - "Age" shall mean the age of the person as of his last birthdate.

          D. Benefit Schedule - "Benefit Schedule" shall mean the separate schedule setting forth the Participant's benefits under the Plan.

          E. CEO - "CEO" shall mean the chief executive officer of the Bank or the senior full-time officer of the Bank who is a director.

          F. Compensation - "Compensation" shall mean Fees and, in the case of a Participant who is also a Key Executive, Salary.

          G. Deferral Period - "Deferral Period" shall mean the 4-year period which Compensation is being deferred pursuant to the Participant's Deferred Compensation Agreement and Section 2, below. The Deferral period shall commence on the first day of the Plan Year coincident with or next following the execution of the Deferred Compensation Agreement.

          H. Deferred Compensation Agreement - "Deferred Compensation Agreement" shall mean a written agreement between a Director and the Bank, whereby the Director agrees to defer a portion of his Compensation and the Bank agrees to make benefit payments, both in accordance with the provisions of the Plan.

          I. Director - "Director" shall mean a member of the Board of Directors of the Bank.



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          J. Disability - "Disability" shall mean a physical or mental condition of such severity and probable prolonged duration as to render it unlikely, in the judgment of the Administrative Committee, that the Participant will be able to resume the duties he was performing for the Bank prior to the onset of the condition with respect to which such disability is alleged. In making such determination, the Administrative Committee shall rely upon the judgment of one or more physicians selected by the Administrative Committee and upon such evidence as is presented by the Participant. No determination of disability shall be made if the Participant fails to provide such evidence as is required by the Administrative Committee and/or fails to submit to examination by the physician (s) selected by the Administrative Committee.

          K. Fees - "Fees" shall mean all fees earned by a Participant in his capacity as a Director.

          L. Key Executive - "Key Executive" shall mean (i) the CEO, and (ii) any other Director who is an employee of the Bank and who is designated as a "Key Executive" by the Board of Directors of the Bank.

          M. Normal Benefit - "Normal Benefit" shall mean the normal benefit amount specified in the Benefit Schedule.

          N. Normal Benefit Date - "Normal Benefit Date" shall mean the later of
(i) the first day of the month following the month in which a Participant reaches age 65, or (ii) the first day of the month following the end of the Deferral Period.

          O. Participant - "Participant" shall mean a Director who has entered into a Deferred Compensation Agreement with the Bank.

          P. Plan Year - "Plan Year" shall mean the 12-month period beginning on the effective date of the Plan and on each anniversary of such date.

          Q. Pre-Termination Survivor's Benefit - "Pre-Termination Survivor's Benefit" shall mean the pre-termination survivor's benefit amount specified in the Benefit Schedule.

          R. Salary - "Salary" shall mean the salary earned by a Director in his capacity as a Key Executive.

          S. Stated Deferral - "Stated Deferral" shall mean the amount of Compensation the Participant agrees to defer in the Deferred Compensation Agreement.



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          T. Termination of Service - "Termination of Service" shall mean the
Participant's ceasing to be a Director for any reason whatsoever, voluntary or involuntary, including by reason of death or disability; provided, however, that if the Participant is also a Key Executive, Termination of Service shall mean the Participant's ceasing to be both a Director and an Employee of the Bank.

          U. Vested Percentage - "Vested Percentage" shall mean the percentage determined under Section 3.1b, below. 2. Participant Compensation Deferral. 2.1 Eligibility.

              All Directors who are age 80 or less shall be eligible to participate in the Plan.

2.2      Participation.

          a. Initial Participants. An eligible Director may become a Participant hereunder as of the effective date of the Plan by filing a Deferred Compensation Agreement with the Administrative Committee within the 30-day period immediately preceding such effective date.

          b. New Participants. A Director who first becomes a Director subsequent to the effective date of the Plan shall be entitled to participate in the Plan commencing with the Plan Year following the Plan Year in which he becomes a Director by filing a Deferred Compensation Agreement with the Administrative Committee no later than the fifteenth day of the month immediately preceding the commencement of such Plan Year.

2.3      Form of Deferral; Deferral Amounts.

          a. Form of Deferral. The Director shall make the election provided for in Section 2.1b, above, by executing a Deferred Compensation Agreement in the form provided by the Bank. The Deferred Compensation Agreement shall set forth the Stated Deferral which shall be a fixed dollar amount to be subtracted from the Compensation otherwise payable to the Participant during the Deferral Period. The amount specified in the Deferred Compensation Agreement shall be deferred ratably over the Deferral Period and the Participant's Compensation shall be correspondingly reduced.

          b. Deferral Amounts. A Participant may elect to defer from his Fees earned and payable in each Plan


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                    Year in the Deferral Period up to $6,000. A Participant who
                    is the Key Executive may elect to defer up to $11,000 of his salary earned and payable in each plan year in the Deferral Period. The Administrative Committee may from time to time, in its sole discretion, adjust the amount permitted to be deferred hereunder.

2.4 Election to Defer Irrevocable. A Participant's election to defer Compensation shall be irrevocable.

3.        Benefits.

3.1       Termination Benefits.

          a. Generally. The Bank shall pay to the Participant an amount equal to the product of the Normal Benefit multiplied by the Vested Percentage. The benefit shall be paid over a 15-year period in monthly, quarterly or annual installments as the Administrative Committee, in its sole discretion, shall determine. Except as provided in Section 3.1c, below, such payments shall commence on the first day of the month coincident with or next following the later of the Normal Benefit Date or the Participant's Termination of Service.

          b. Vested Percentage. The Vested Percentage shall equal 25 percent for each Plan Year in the Deferral Period in which the Participant completes his deferrals for such Plan Year, but not more than 100 percent with respect to each Stated Deferral. If a Participant's Termination of Service by reason of Disability occurs during a Plan Year in the Deferral Period, the Participant shall be deemed to have completed the deferrals for such Plan Year. If a Participant's Termination of Service for reasons other than death or Disability occurs in a Plan Year prior to completing the deferrals in such Plan Year, the Participant may contribute to the Bank the amount that otherwise would have been deferred in the balance of such Plan Year. The contribution shall be made within 60 days after the Participant's Termination of Service. Any Participant making such a contribution shall be treated as having completed the deferrals with respect to such Plan Year.

          c. Early Termination. If a Participant's Termination of Service occurs prior to the Normal Benefit Date, the Administrative Committee, in its discretion but subject to the approval of the Board of Directors, may permit the payment of benefits under Section 3.1a to commence at any time prior to the Normal Benefit Date, provided, however, that the benefits calculated under Section 3.1a shall be reduced at the annually compounded rate of 12.5 percent from the Normal Benefit Date to the date of actual payment.

          d. Incomplete Deferrals. In addition to the benefit payable under Section 3.1a or Section 3.1c, above, if a Participant's Termination of Service for reasons other than death or





                                      -5-
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                    Disability occurs during a Plan Year and prior to completing the deferrals with respect to such Plan Year, and if the Participant does not contribute the remaining deferrals for such Plan Year as described in Section 2.2b, above, the Bank shall pay to the Participant his Actual Deferrals for such Plan Year, together with interest compounded annually on such amounts at the rate of 6 percent per annum. The Bank shall pay such amount in a single payment within 60 days after the Termination of Service.

3.2       Survivorship Benefits.

          a. Death Prior to Commencement of Normal Benefits. If a Participant dies prior to receiving any Normal Benefit payments, the Bank shall pay to the beneficiary the Pre-Termination Survivor's Benefit specified in the Benefit Schedule. Such benefit shall be paid over a 15 year period in monthly, quarterly, or annual installments as the Administrative Committee, in its sole discretion, shall determine, commencing on the first day of the month coincident with or next following the Participant's death. Payment of the Pre-Termination Survivor's Benefit shall relieve the Bank of the obligation to pay any other benefits under the Plan.

          b. Death After Commencement of Benefits. If a participant dies after commencement of Normal Benefit Payments but prior to receiving all such payments, the Bank shall pay the remaining payments to the Participant's beneficiary at the same time as such payments would have been made to the Participant.

3.3       Recipients of Payments; Designation of Beneficiary.

          a. Generally. All benefits shall be paid to the Participant, if living. In the event of a Participant's death prior to the receipt of all benefit payments, all subsequent benefits to be paid under the Plan shall be paid to the Participant's beneficiary or beneficiaries. If a beneficiary dies before receiving all the payments due to such beneficiary, the then-remaining benefits shall be paid to the legal representatives of the beneficiary's estate.

          b. Designation of Beneficiary. The Participant shall designate a beneficiary by filing a written notice of such designation with the Bank in such form as the Bank may prescribe. The Participant may revoke or modify said designation at any time by a further written designation. The Participant's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Participant or, if the beneficiary is the Participant's spouse, in the effect of dissolution of marriage. If no designation is in effect




                                      -6-
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                    when any benefits payable under this Plan become due, the
                    beneficiary shall be the spouse of the Participant or, if no spouse is then living, the legal representatives of the Participant's estate.

          c. Community Property. If the Participant's Compensation constitutes community property, then any beneficiary designation made by the Participant other than a designation of his spouse shall not be effective if any designation of his spouse shall not be effective if any such beneficiary or beneficiaries are to receive more than 50 percent of the aggregate benefits payable hereunder unless such spouse shall approve such designation in writing.

          d. Payment to Minors or Incompetents. If a benefit is payable to a minor or person declared incompetent or to a person incapable of handling the disposition of his property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent or person. The Administrative Committee may require proof of incompetency, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Administrative Committee and the Bank from all liability with respect to such benefit.

4. Administration and Interpretation of the Plan. The Board of Directors shall appoint an Administrative Committee consisting of 3 or more persons to administer and interpret the Plan. Members of the Administrative Committee may be Participants. Interpretation by the Administration Committee shall be final and binding upon a Participant. The Administrative Committee may adopt rules and regulations relating to the Plan as it may deem necessary or advisable for the administration of the Plan.

5. Claims Procedure. If the Participant or the Participant's beneficiary (hereinafter referred to as a "Claimant") is denied all or a portion of an expected benefit under the Plan for any reason, he may file a claim with the Administrative Committee. The Administrative Committee shall notify the claimant within 90 days of allowance or denial of the claim, unless the Claimant receives written notice from the Administrative Committee prior to the end of the 90-day period stating that special circumstances require an extension of the time for decision for an additional period not to exceed 90 days. The notice of the Administrative Committee's decision shall be in writing, sent by mail to Claimant's last known address, and, if a denial of the claim, must contain the following information:



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          a.        the specific reasons for the denial;

          b. specific reference to pertinent provisions of the Plan on which the denial is based; and

          c. if applicable, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and an explanation of the claims review procedure.

6. Review Procedure. A claimant is entitled to request a review of any denial of his claim by the Administrative Committee. The request for review must be submitted in writing within 60 days of mailing of notice of the denial. Absent a request for review within the 60-day period, the claim will be deemed to be conclusively denied. The Administrative Committee shall afford the Claimant or his representative the opportunity to review all pertinent documents and submit issues and comments orally and in writing and shall render a review decision in writing all within 60 days after receipt of a request for a review, provided that in special circumstances (such as the necessity of holding a hearing) the Administrative Committee may extend the time for decision by not more than 60 days upon written notice to the Claimant. The Claimant shall receive written notice of the Administrative Committee's review decision, together with specific reasons for the decision and reference to the pertinent provisions of the Plan.

7. Funding. The Bank, in its discretion, may procure as owner and for its own benefit insurance on the life of the Participant or any other assets in such amounts and in such forms as the Bank may choose. The Participant shall have no interest whatsoever in any such policy or assets, but at the request of the Bank shall submit to medical examinations and supply such information and execute such documents as may be required for the Bank to procure any such policy or assets.

                  The rights of the Participant, his beneficiary or his estate to benefits under the Plan shall be solely those of an unsecured creditor of the Bank. Any insurance policy or other assets required by or held by the Bank in connection with the liabilities assumed pursuant to the Plan shall not be deemed to be held under any trust for the benefit of the Participant, his beneficiary or his estate, or to be security for the performance of the obligations of the Bank, but shall be, and remain, general, unpledged, and unrestricted assets of the bank.

8. Assignment of Benefits. Neither the Participant nor any other beneficiary under the Plan shall have any right to assign or transfer the right to receive any benefits hereunder, and in the event of any attempted assignment or transfer, the Bank shall have no further liability hereunder.

9. Directorship Not Guaranteed by Plan. Neither this Plan nor any action taken hereunder shall be construed as giving a Participant the right to remain a Director or an employee of the Bank for any period.

10. Taxes. The Bank shall deduct from all payments made hereunder all applicable federal or state taxes required by law to be withheld for such payments.

11. Amendments and Termination. The Board of Directors of the Bank may, at any time, amend or terminate the Plan, provided, however, that the Board of Directors may not reduce or modify any benefit payable to a Participant or beneficiary receiving benefit payments at the time the Plan is amended or terminated. If the Plan is terminated and a Participant is not then receiving any benefit payments, the Bank shall pay to the Participant his Actual Deferrals together with interest compounded annually on such amounts at a rate of 6 percent per annum. The Bank shall pay such amounts in a lump sum within 60 days of such termination.

12. Misrepresentations. The Participant warrants that all information supplied to the Bank in becoming a Participant is accurate and complete. In the event the Participant makes or has made any material misrepresentation or omission in such information, the Bank's sole obligation under the Plan shall be to pay the Participant or his beneficiary an amount equal to the Actual Deferrals together with interest compounded annually at a rate of 6 percent per annum.

13. Tax Consequences. The Participant has been advised by the Bank to consult his own tax advisor concerning the income and estate tax consequences of deferring Compensation and receiving benefits under the Plan, and the Bank make no representations or warranties in that respect.

14.       Miscellaneous

          a. Construction. The Plan shall be construed according to the laws of the state of Pennsylvania.

          b. Forms of Communication. Any election, application, claim, notice or other communication required or permitted to be made by a Participant or his beneficiary to the Bank shall be made in writing and in such form as the Bank shall prescribe. Such communication shall be effective upon mailing, if sent by first class mail, postage pre-paid, and addressed to the Bank's office at NAZARETH NATIONAL BANK, NAZARETH PENNSYLVANIA 18064.

          c. Captions. The captions at the head of a section or a paragraph of this Plan are designed for convenience or reference only and are not to be used to interpret any provision of this Plan.

          d. Severability. The invalidity of any portion of the Plan shall not invalidate the remainder thereof, and said remainder shall continue in full force and effect.

          e. Binding Agreement. The provisions of the Plan shall be binding upon the Participant and his heirs, executors and beneficiaries, and upon the Bank and its successors and assigns.

          f. Terms. Wherever any words are used herein in the masculine, they shall be construed as though they were used in the feminine wherever applicable; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, wherever applicable.

                  IN WITNESS WHEREOF, and pursuant to a resolution of the Board of Directors of the Bank, the Bank has caused this document to be executed by its duly authorized officer effective as of the date and year first written above.


                                          NAZARETH NATIONAL BANK

                                          By__________________________
                                          It's Chairman of the Board & CEO

                                    PLAN #3

                        DEFFERRED COMPENSATION AGREEMENT
                        ---------------------------------

          THIS AGREEMENT, entered into this _______day of ____________, _____, by and between NAZARETH NATIONAL BANK AND TRUST COMPANY, A Pennsylvania corporation, having its principal place of business in Nazareth, Pennsylvania (hereafter called "Bank," and ___________________________(Name) of
_________________________________________________________(Address) (hereafter called "Director").

                              W I T N E S S E T H:

          WHEREAS, it is the desire of the Bank and Director to enter into an Agreement whereby the Bank agrees to pay certain deferred compensation benefits to Director or to his designated beneficiary.

          NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein set forth, and for other good and valuable considerations, the receipt of which is hereby acknowledged, the parties hereto covenant and agree as follows:

                               * * * * * * * * * *

          1. Director agrees to defer receipt of ______________________($ or %) of the compensation otherwise payable to him for the calendar year ________and for future calendar years less the amount required to be deferred under the defined benefit "Directors' Deferred Compensation Plan" of October 1, 1985 (Plan #2), and unless an amended written election is filed with the Bank before the first day of the calendar year. Director agrees that said election to defer compensation for a calendar year shall become irrevocable on the first day of such calendar year. As used herein, "compensation" means total fees payable to the Director for serving on the Board of Directors of the Bank or for serving on any standing or special committees of the Bank.

          2. Bank agrees to maintain a record of the amount of compensation deferred by Director and the accumulated interest increments added thereto quarterly, which record is to be known as Director's "Deferred Compensation Account." Such Account shall be recorded as an accounting liability of the Bank; however, in no event shall any assets of the Bank be segregated for the benefit on the Director, nor shall any funds be disbursed prior to the time of payment provided for in paragraph 3 herein. Bank agrees to increase Director's Deferred Compensation Account ("Account") on each March 31st, June 30th, September 30th and December 31st on which there is any balance in said Account with an interest increment equal to the average interest rate payable by the Bank during current calendar quarter on Individual Retirement Accounts under its variable 18-month Certificates of Deposit multiplied by the balance in the Director's Deferred Compensation Account at the beginning of the respective calendar quarter. Bank agrees to notify Director of the balance in his Account as of each December 31st.

          3. Subject to Paragraph 4, the amount standing to a Director's Deferral Account shall be distributed to the Director as provided in Paragraph
(a), (b), (c), (d) or (e), as elected below

ELECTION:         (initial desired method)
--------

______ (a) With respect to amounts to which the director has elected to have this Paragraph apply, distribution shall begin at the beginning of the month following termination of the Director's service as a director of the Bank.

______ (b) With respect to amounts to which the Director has elected to have this Paragraph apply, distribution shall begin at the beginning of the first year in which such payment will not cause a reduction in the Director's Social Security benefits.

______ (c) With respect to amounts to which the Director has elected to have this Paragraph apply, distribution shall begin at the beginning of the first month or year following the Director's sixty-fifth (65th) birthday.

______ (d) With respect to amounts to which the Director has elected to have this Paragraph apply, distribution shall begin at the earlier of the times described in Paragraphs (a) and (b).

______ (e) With respect to amounts to which the Director has elected to have this Paragraph apply, distribution shall begin at the earlier of the times described in Paragraphs (a) and (c).

If the amount in the Deferral Account is less than $10,000, the balance shall be paid in a single installment.

          4. Bank agrees to make Deferred Compensation Payments to Director or his beneficiary in substantially equal annual installments as of January 1 of each calendar year in such amounts as may be expected to deplete Director's Deferred Compensation Account over a period of ______ (five [5] - ten [10] years). During Director's lifetime, payments shall be made to Director. In the event of the Director's death, payments shall be made to Director's named beneficiary. The unpaid balance shall be increased by an interest equivalent as provided in Paragraph 2.

          5. It is agreed that neither Director, his personal representative, his heirs, nor his beneficiary shall have any right to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the right thereto are expressly declared to be non-assignable and non-transferable, and in the event of any attempted assignment or transfer, the Bank shall have no further liability hereunder. A Director's rights to amounts in his Deferred Compensation Account are no greater than a general creditor of the Bank.

          6. This Agreement shall be binding upon the parties hereto, their successors, heirs and personal representatives.

          7. During the lifetime of Director, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written agreement of Director or Bank. However, no amendment shall be effective with respect to the event triggering payment of amounts previously deferred under
Section 3 or the manner of payment of such amounts as designated in Section 4. Director shall have the right to name the beneficiary hereunder by written notice to the Bank.

          8. This Agreement shall be executed in duplicate, each copy of which, when so executed and delivered, shall be an original, but both copies shall, together, constitute one and the same instrument.

                               * * * * * * * * * *

     IN WITNESS WHEREOF, the Director and Bank, intending to be legally bound hereby, have executed this Agreement the day and year first above written.



ATTEST:                    NAZARETH NATIONAL BANK AND TRUST COMPANY
                                     (B a n k)




_________________________  By ___________________________________________


(CORPORATE SEAL)




WITNESS:



---------------------------         -------------------------------------
                                        (Director)

                    NAZARETH NATIONAL BANK AND TRUST COMPANY

                                   ADDENDUM TO

                         DEFERRED COMPENSATION AGREEMENT




         The beneficiary designated under the Agreement is


--------------------------------------------, ---------------------------------
                 (Name)                                 (Relationship)





__________________             By:_____________________________________________
         Date                                                     Director